Exhibit 99.1

Aon Signs Definitive Agreement to Sell Benefits Administration and HR Business Process Outsourcing (BPO) Platform

Move sharpens focus, accelerates innovation and improves return on invested capital

Provides for gross cash of up to $4.8 billion, including $4.3 billion in gross cash at closing

Expects transaction to be accretive to adjusted earnings per share (EPS) in 2018(1)

LONDON, UK — February 10, 2017 — Aon plc (NYSE: AON) today announced that it has signed a definitive agreement to sell its benefits administration and HR BPO platform to Blackstone for cash consideration of $4.3 billion at closing and additional consideration of up to $500 million based on future performance.  Total after-tax cash proceeds are expected to be approximately $3.0 billion, subject to customary working capital and other adjustments at closing. The transaction is subject to customary closing conditions, including receipt of specified antitrust clearances, and is expected to close by the end of the second quarter of 2017.

“This transaction reinforces Aon’s position as the leading, global professional services firm focused on risk, retirement and health,” said Greg Case, president and chief executive officer, Aon plc. “The sale of our outsourcing platform creates incremental capital to strengthen growth in core operations, and accelerates the pursuit of inorganic growth opportunities that address emerging client need, similar to recent acquisitions in cyber risk advisory and health brokerage solutions.”

With effective deployment of free cash flow from operations and transaction proceeds, savings from operating model improvements, and a lower effective tax rate, Aon expects the transaction to improve its return on invested capital and be accretive to adjusted EPS in 2018.

Case added, “We believe that this world-class platform will thrive under Blackstone’s ownership, providing clients the level of service and performance they have come to expect and allowing us to further reshape our portfolio to focus on stronger growth and higher return on invested capital opportunities consistent with our strategy.”

Aon also announced that it expects to allocate part of the proceeds from this transaction to increase its share repurchases. The repurchase program has been increased by $5.0 billion, bringing the total amount currently authorized for repurchase to approximately $7.7 billion as of February 10, 2017. The repurchase of shares will be dependent on prevailing market conditions, as well as alternative uses of capital such as acquisitions, integration savings and other factors.

For accounting purposes, results of the divestiture will be reflected as discontinued operations from the first quarter of 2017.

(1)  Accretive to 2018 FactSet consensus analyst estimates of $7.97 per share on February 9th, 2017.

Morgan Stanley served as Aon’s financial advisor and Sidley Austin LLP provided legal counsel to Aon in connection with the transaction.

To learn more about the transaction, please visit: www.aon.com/acceleratinginnovation

The table below represents certain historical financial information of the divestiture. This unaudited financial information includes certain expenses that will remain with Aon following the transaction and that will not be classified within discontinued operations. Amounts are shown in millions, with percent change representing the change from 2015 to 2016. Table may not foot due to rounding.

Unaudited ($ millions)	2015	Q1’16	Q2’16	Q3’16	Q4’16	2016	%
Total Revenue	$2,242	$538	$526	$569	$625	$2,260	1%
Operating Income	184	27	33	50	94	203
Amortization	141	30	30	30	30	119
Adjusted Operating Income(2)	$324	$57	$63	$80	$123	$323	-1%
Adjusted Operating Margin(2)	14.5%					14.3%

Depreciation	68	18	18	18	18	73
EBITDA(2)	$392	$75	$81	$98	$142	$396	1%

Corporate allocations and other stand-alone adjustments	86	33	31	36	(9)	91

EBITDA - Adjusted(2)	$479	$108	$112	$134	$132	$487	2%

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs, expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management’s expectations or forecasts of future events. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “probably,” “potential,” “looking forward” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact

(2) Explanation of non-GAAP measures: this communication includes information related to the divested business, including adjusted operating income, adjusted operating income margin, EBITDA and adjusted EBITDA.  These measures exclude the effects of certain items, including, depending on the measure, amortization, depreciation, and/or corporate allocations and other stand-alone adjustments.  Management believes that these measures are important and that this supplemental information is helpful to investors in that it provides them information regarding the operating performance of the divested business.

of acquisitions and dispositions; pension obligations; cash flow and liquidity; expected effective tax rate; future actions by regulators; and the impact of changes in accounting rules. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  Further information concerning Aon, including factors that could cause actual results to differ from those set forth in the forward-looking statements, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a discussion of risks and uncertainties applicable to Aon’s businesses. Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

About Aon

Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 72,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative risk and people solutions.

For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.

Follow Aon on Twitter: https://twitter.com/Aon_plc

Sign up for News Alerts: http://aon.mediaroom.com/index.php?s=58

Aon Media Contact:

Donna Mirandola

donna.mirandola@aon.com

+1.312.381.1532